Exhibit 99.1
Contact: Lewis Goldberg / Todd Fromer
KCSA Worldwide
212.896.1216 / 212.896.1215
lgoldberg@kcsa.com / tfromer@kcsa.com
PFSweb Stockholders Approve Merger with eCOST.com
Plano, Texas, January 24, 2006 — PFSweb, Inc. (Nasdaq: PFSW), a global provider of integrated business process outsourcing (BPO) solutions, announced today that, at a Special Meeting of Stockholders held on January 24, 2006, its stockholders approved the issuance of PFSweb shares in connection with the previously announced definitive merger agreement with eCOST.com (Nasdaq: ECST), a leading online discount retailer. The merger is expected to close by February 1, 2006, subject to certain additional conditions.
Under the terms of the merger agreement, PFSweb will issue to eCOST.com shareholders one PFSweb common share for each outstanding share of eCOST.com in a tax-free, share-for-share transaction where eCOST.com will become a wholly owned subsidiary of PFSweb. In connection with the merger, PFSweb stockholders also approved the proposal to increase the number of authorized shares of PFSweb common stock from 40 million shares to 75 million shares.
All proposals were approved by more than 92% of the approximately 12 million shares voted. Management would like to send its appreciation to the numerous shareholders and brokers who provided their assistance in the voting process. This process underlines the importance of shareholders casting their votes.
eCOST.com stockholders approved the definitive merger agreement with PFSweb at a Special Meeting of Stockholders held yesterday, January 23, 2006. Following the closing of the merger, shares of eCOST.com common stock will no longer be listed on Nasdaq.
About PFSweb, Inc.
PFSweb develops and deploys integrated business infrastructure solutions and fulfillment services for Fortune 1000, Global 2000 and brand name companies, including third party logistics, call center support and e-commerce services. The company serves a multitude of industries and company types, including such clients as Adaptec (Nasdaq:ADPT), CHiA’SSO, FLAVIA® Beverage Systems, Hewlett-Packard (NYSE:HPQ), International Business Machines (NYSE:IBM), Nokia (NYSE:NOK), Pfizer, Inc. (NYSE:PFE), Raytheon Aircraft Company, Rene Furterer USA, Roots, Inc., Smithsonian Institution and Xerox (NYSE:XRX).

To find out more about PFSweb, Inc. (NASDAQ: PFSW), visit our website at www.pfsweb.com.
The matters discussed herein and, in particular, information regarding the merger, consist of forward-looking information under the Private Securities Litigation Reform Act of 1995 and is subject to and involve risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. PFSweb has recently filed a Registration Statement on Form S-4 which identifies certain factors that could cause actual results to differ materially from those projected in any forward looking statements made and investors are advised to review the Registration Statement and the Risk Factors described therein. Neither PFSweb nor eCOST undertakes any obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known.
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